EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of MacroShares Housing Depositor, LLC with respect to MacroShares Major Metro Housing Up Trust (the “Registration Statement”) of our report dated March 20, 2009, relating to the statement of assets and liabilities of MacroShares Major Metro Housing Up Trust at March 11, 2009, which appears in such Registration Statement.   We also consent to the references to us under the headings "Experts", “Reports to Shareholders”, "Appendix A", "Appendix B" and "Appendix C" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 16, 2009